<June 26, 1998 Date Stamp for
the Secretary of State for the
State of Nevada appears here>


                      ARTICLES OF MERGER FOR
                     ALTMOUNT HOLDINGS, INC.,
                       A NEVADA CORPORATION

          Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Altmount Holdings, Inc., a Nevada corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Dunamis, Inc., a California corporation ("Dunamis"), with and into the Corporation:

          FIRST: The name and place of incorporation of each corporation which is a party to this merger is as follows:

          Name                              Place of Incorporation
          ----                              ----------------------
          Dunamis, Inc.                     California
          Altmount Holdings, Inc.           Nevada

          SECOND: The Agreement and Plan of Merger (the "Plan") governing the merger between the Corporation and Dunamis, has been adopted by the Board of Directors of the Corporation and Dunamis.

          THIRD: The approval of the shareholders of the Corporation and Dunamis was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

Entity                         Type of Shares     Number of Shares Outstanding
------                         --------------     ----------------------------
Dunamis, Inc.                  Common             3,000,000
Altmount Holdings, Inc.        Common             100

          The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity                         Type of Shares     For          Against
------                         --------------     ---          -------
Dunamis, Inc.                  Common             3,000,000    0
Altmount Holdings, Inc.        Common             100          0

          FOURTH: The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

          FIFTH: Following the merger there are no amendments to the Articles of Incorporation of the surviving company.

          SIXTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.



          SEVENTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the merger.

          EIGHTH: The merger will be effective upon the filing of the Articles of Merger.

          DATED this 25th day of June, 1998.

                         ALMOUNT HOLDINGS, INC., a Nevada corporation


                         By /s/ Michael Otto
                           -----------------
                           Michael Otto, President



                         By /s/ Anita Patterson
                           --------------------
                            Anita Patterson, Secretary/Treasurer


STATE OF UTAH           )
                        : ss.
COUNTY OF SALT LAKE     )

          On the 25th day of June, 1998, personally appeared before me Michael Otto, and Anita Patterson personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that they are the President and Secretary/Treasurer of Altmount Holdings, Inc., and that said document was signed by them on behalf of said corporation by authority of its bylaws, and said Michael Otto and Anita Patterson acknowledged to me that said corporation executed the same.


                         /s/ M. Jeanne Ball
                         ------------------
                         NOTARY PUBLIC

<Notary Public stamp appears here>